Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Karen Gross, Vice President and Corporate Secretary
(303) 573-1660

ROYAL GOLD ANNOUNCES IMPACT FROM
GOLDCORP’S EXPANSION PLANS AT THE PEÑASQUITO PROJECT

DENVER, COLORADO. DECEMBER 5, 2007: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), the leading precious metals royalty company, today announced that Goldcorp Inc. (“Goldcorp”), the operator of the Peñasquito project located in Zacatecas, Mexico, has approved plans to expand mill throughput by 30% to 143,000 tons (130,000 tonnes) of ore and to accelerate the construction schedule at the project. According to Goldcorp, the expanded operation is now expected to produce an average of 1.7 million gold equivalent ounces per year, compared to a previous estimate of 1.3 million gold equivalent ounces per year.1 Royal Gold holds a 2.0% net smelter return royalty on all metals at the Peñasquito project.

Goldcorp estimates the average annual life-of-mine production to be 400,000 ounces of gold, 31 million ounces of silver, 417 million pounds of zinc and 214 million pounds of lead. Goldcorp’s June 2006 feasibility study had previously estimated annual production levels of 388,000 ounces of gold, 23 million ounces of silver, 302 million pounds of zinc, and 157 million pounds of lead.

“Since the acquisition of our royalty interest at the Peñasquito project one year ago, reserves have increased 48%2, the planned annual production has increased 30%, and the mine
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[1]	Current gold equivalent ounces are calculated using metal values of $650/oz gold, $12/oz silver, $0.50/lb lead, and $0.90/lb zinc.

[2]
Based on gross metal value using $650/oz gold, $12/oz silver, $0.50/lb lead, and $0.90/lb zinc versus $450/oz gold, $7/oz silver, $0.30/lb lead, and $0.60/lb zinc used in the June 2006 feasibility study.

life has been extended to 19 years,” commented Tony Jensen, President and Chief Executive Officer. “This is exactly the type of project upside we target for acquisitions. These operational improvements will increase and accelerate our royalty revenues and significantly enhance our return on this investment.”

Goldcorp also reported that the project remains on schedule and is expected to produce gold from heap leaching of oxides in 2008 with mill start-up in 2009. In addition, Goldcorp reports exploration drilling, metallurgical evaluations and optimization efforts are continuing to provide further project enhancements. As a royalty owner, Royal Gold is not required to contribute to any capital, development, exploration or mine operation costs for the project.

Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.
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Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding increases in mill throughput, acceleration of construction schedule, gold production, annual life-of-mine production for gold, silver, zinc and lead, increase in reserves, increases in planned production, mine life, increase and acceleration of royalty reserves, enhancement of returns on Royal Gold's investment in the project, and timing for the leaching of oxides and mill start-up. Factors that could cause actual results to differ materially from forward-looking statements include, among others, precious metals prices, decisions and activities of the operator of the property, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. Most of these factors are beyond Royal Gold’s ability to predict or control. The Peñasquito Project NSR royalty acquisition is Royal Gold’s largest royalty acquisition to date.  Like any royalty acquisition on a non-producing or development project, it is subject to certain risks, such as the ability of the operator to bring the project into production and operate in accordance with the feasibility study and the ability of Royal Gold to make accurate assumptions regarding valuation and timing and amount of royalty payments.  In addition, the acquired royalty interests and the project are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments. Royal Gold disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.